RECIPROCAL CARRIER SERVICES AGREEMENT

entered into between

Sky Data PLL OU

and

Spectral Capital Corp.

Spectral Capital Corp. Reciprocal CSA	Confidential

Reciprocal Carrier Services Agreement

This Agreement is made and entered into this 15th day of February 2022, between SKY DATA PLL OU, (“SKY”) a corporation formed and existing under the laws of Estonia, with its registered address at Harju maakond, Tallinn, Kesklinna linnaosa, Ahtri tn 6a, 10151 and Spectral Capital Corp. (“SKY”), a company incorporated and existing under the laws of Nevada, with its principal offices located at 4500 9th Avenue NE Seattle, WA 98105 (collectively the "Parties" and individually a "Party").

WHEREAS, SCC and SKY are providers of international telecommunications Services; and

WHEREAS, SKY desires to procure certain telecommunications Services provided by SCC.

NOW, THEREFORE, in consideration of the mutual covenants and Agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

DEFINITIONS:

“Effective Date” shall mean the date of execution of this Agreement.

“Service” or “Services” shall mean those telecommunication Services described in the attached relevant Annex (es) incorporated herein by reference.

“Service Date” shall mean the date of completion of provisioning and testing of Service(s), and each Party shall notify the other Party of the respective Service Date of Services it is providing hereunder.

“Customer” shall mean the Party purchasing Service(s).

“Provider” shall mean the Party of the Agreement who is providing the Service/termination to the Customer.

1.  SERVICE

The Parties, directly or through their affiliates or underlying carriers, shall provide, procure, and utilize the Services per the terms and conditions of this Agreement.

SCC	SKY

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2.  TERM

This Agreement shall commence on the Effective Date and shall continue to be in force unless and until terminated in accordance with the terms hereof.  The Parties may terminate this Agreement, and/or terminate or suspend any Service provided to Customer under it, at any time without liability upon thirty (30) days prior written notice.  The Parties may terminate this Agreement without liability on three (3) days prior written notice to Customer for any breach of this Agreement including, but not limited to, a failure by Customer to pay in a timely manner any charges for Services rendered.  In addition, either Party may terminate this Agreement immediately without notice or liability in the event that either Party deems such actions necessary due to Customer’s use of the Services for unlawful purposes or in an unlawful manner, or in order to protect or preserve either Party’s network.  In the event of any termination of this Agreement each Party shall pay the other Party for all Service rendered through and including the date of termination.

3.  CONNECTIONS

Where applicable, each Party shall be responsible to connect to the other Party’s network at one of the other Party’s network interconnection locations, and the Parties shall be responsible to procure, at their own expense, the necessary facilities or equipment required to interconnect to such locations.  The Parties shall endeavor to provide the Services on the Service Date and they shall be solely responsible to coordinate the provisioning of their respective matching facilities and/or equipment (where applicable) by the Service Date.  The Parties shall coordinate the management of their respective network facilities.  The Parties also shall interface on a 24 hours/7 days a week basis to assist each other with the isolation and repair of any facility faults in their respective networks.

4.  RATES

a)During the term of this Agreement, SCC shall charge for the telecommunication Services, and SKY shall pay for such telecommunication Services, the amount determined by using the rates set forth in Annex A.

b)During the term of this Agreement, SKY shall charge for the telecommunication Services, and SCC shall pay for such telecommunication Services, the amount determined by using the rates set forth in Annex B.

c)SCC shall have the right to modify the rates and conditions set forth in Annex “A” at any time, but shall give the other Party at least seven (7) days prior written notice.

d)SKY shall have the right to modify the rates and conditions set forth in Annex “B” at any time, but shall give the other Party at least seven (7) days prior written notice.

5.SECURITY

As a condition of the Parties obligations hereunder, and to ensure the prompt payment of sums due from Customer, Customer may be requested by the other Party to furnish upon the execution of this Agreement either a cash deposit in an amount satisfactory to the Provider, or an irrevocable and unconditional letter of credit in an amount satisfactory to the Provider.  The Provider shall have the right to require Customer to increase the amount or institute a requirement for a cash deposit, letter of credit, or other security

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whenever it deems such increase to be necessary.  Customer shall provide such increased security to the Provider within three (3) days of request.

6.PAYMENT TERMS

Standard Terms: The Parties hereby acknowledge that usage charges for the Services shall be billed monthly, approximately covering thirty-one (31) billing days (the 1st to the end of month) and that payment for such Services is due and payable without demand in US dollars within thirty (30) days of invoice date (the “Due Date”).  Notwithstanding anything to the contrary contained herein, the Parties agree to offset all Usage Charges during each invoicing period.  Each billing period will begin 1st 00:00 GMT and end of month 23:59:59 GMT.  Late payments shall be assessed a late charge of 1.5% per month or the maximum amount permitted by law, whichever is less.

Additional Payments: Each Party may request additional weekly payments.  Each Party will pay for all traffic consumed, since the last billing period. Payment requests received prior to 1 pm EST Monday-Friday will be processed for payment the same day.

Additional Payments: Each Party may request additional weekly payments.  Each Party will pay for all traffic consumed, since the last billing period. Payment requests received prior to 1 pm EST Monday-Friday will be processed for payment the same day.

For Services provided by Spectral Capital Corp, SKY can wire transfer payments to:

REDACTED

7.DISPUTES

Should either Party dispute any of the charges on the invoice, it shall notify the other Party of the disputed charges not later than thirty (30) days from the date of invoice.  Said dispute shall set forth in writing all details concerning the disputed charges.  In the event of a dispute; the entire invoice shall be paid in accordance with the payment terms set forth herein.  Disputes shall be reviewed and resolved within fifteen (15) days of receipt of written dispute.  However, the Provider shall have no obligation to review disputed charges until the disputed invoice is paid in full.  In the event such dispute is resolved in favor of Customer, Provider shall provide Customer with a credit against future billing in the amount of the disputed billing.  In the event that Customer fails to pay an invoice in full because of a billing dispute, Provider shall have the right, after giving Customer five (5) days prior written notice, to suspend all or any portion of the Services until such time as the dispute is resolved or to require Customer to provide additional security deposit.

8.TAXES

The Parties acknowledge and understand that all charges stated in the attached Annexes are computed exclusive of any applicable use, excise, gross receipts, sales and privilege taxes, duties, fees, or other taxes or similar liabilities (other than general income or property taxes).  Such Additional Charges shall be paid by the Customer in addition to all other charges provided herein.

SCC	SKY

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9.  WARRANTY

The Parties shall use reasonable efforts under the circumstances to maintain overall network quality.  The quality of Service provided hereunder shall be consistent with other common carrier industry standards, government regulations and sound business practices.

THE PARTIES MAKE NO OTHER WARRANTIES ABOUT THE SERVICE PROVIDED HEREUNDER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MARKETABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

10.  FRAUDULENT CALLS

a)The Provider shall not be responsible or liable for any interruption, diminution, or failure of service, in whole or in part, and in no event shall the Provider be responsible or liable for any incidental or consequential damages incurred by Customer or any user of Customer’s service.

b)Customer shall indemnify and hold the Provider harmless from and against all costs, expenses, losses, damages, claims and actions of any kind arising from or related to fraudulent calls of any nature which may comprise a portion of the Service to the extent that the Party claiming the call(s) in question to be fraudulent is (or was at the time of the call) a Customer or end-user of the Service.  Customer shall not be excused from paying the Provider for Service provided to Customer, or any portion thereof, on the basis that fraudulent calls comprised a corresponding portion of the Service.

11.  LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATION HEREUNDER.

12.  FORCE MAJEURE

No failure or omission by either Party to carry out or observe any of the terms and conditions of this Agreement, other than any payment obligation shall give rise to any claim against such Party or be deemed a breach of this Agreement if such failure or omission arises from an act of God, and act or omission of Government, insurrection of civil disorder, war or military operations, national or local emergency, acts or omissions of Government, highway authority or other competent authority, industrial disputes of any kind (whether or not involving the Party’s employees), fire, lighting, explosion, flood, subsidence, inclement weather, acts or omissions of persons or bodies for whom the Party is not responsible or any other cause whether similar or dissimilar outside such Party’s control.

13.  PROPRIETARY INFORMATION AND CONFIDENTIALITY

Shall commence on the Effective Date and shall terminate either: 1) two years immediately following the termination of this Agreement, or 2) two years after the termination or expiration of any other Agreement between the Parties, whichever occurs later. Notwithstanding such expiration or termination, confidentiality pursuant to this Agreement shall survive with respect to any Proprietary Information

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received prior to such expiration or termination for as long as the Proprietary Information remains confidential.

14.   SEVERABILITY

If any provision, subsection or sentence contained in this Agreement is found to be unenforceable in any respect, such unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such enforceable provision had never been contained herein.

15.  NO AGENCY

Neither Party is authorized to act as an agent for, or legal representative of, the other Party and neither Party shall have the authority to assume or create any obligation on behalf of,  in the name of, or binding upon the other Party.  Customer shall not represent or intimate that Provider is responsible for the type or quality of Customer’s services to a third party customer.

16.   SUSPENSION OF SERVICES

In the event payment in full is not received from either Party when due, the other Party shall have the right, after giving the defaulting Party one (1) day prior written notice, to suspend all or any portion of the Service to the defaulting Party until such time as such Party has paid in full all charges then due, including any late fees.

17.   BINDING AGREEMENT

This Agreement and the Parties’ described obligations shall be binding on the representatives, assigns and successors of the Parties and shall inure to the benefit of the assigns and the successors of the Parties.

18.   AMENDMENTS

This Agreement may not be modified, except by a written document signed by authorized officers of the Parties hereto.

19.   NO WAIVER

The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall not be construed to be a waiver of any other provision and shall not affect either the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every provision of this Agreement.

20.   NOTICES

All notices, requests or other communications hereunder shall be in writing, addressed to the Parties at the address indicated in this Agreement or as otherwise stated in the relevant Annex hereto in respect of any particular Service.  Notices mailed by registered or certified mail shall be deemed to have been received by the addressee on the fifth business day following the mailing or sending thereof. Notices sent by facsimile shall be deemed to have received when the delivery confirmation is received.  Any notices of change of address shall be deemed to have been received only when actually received.

SCC	SKY

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Spectral Capital Corp. Reciprocal CSA	Confidential

a)In the case of Sky Data PLL OU:

Sky Data PLL OU

Harju maakond, Tallinn, Kesklinna linnaosa, Ahtri tn 6a, 10151

Info@skypll.com

b)In the case of the SKY:  Spectral Capital Corp.

Spectral Capital Corp.

4500 9th Avenue NE Seattle, WA 98105

Jenifer.osterwalder@spectralcapital.com

21.   HEADINGS

The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.    CHOICE OF LAW

This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Nevada, without regards to the choice of law principles thereof.

Any civil action or other legal proceeding arising out of or relating to this Agreement or any dealings between the Parties’ officers, directors, employees, or agents on the other hand, whether brought before or after any termination of this Agreement, shall be brought and heard only in arbitration in The State of Nevada and the Parties hereto expressly waive any rights under any law or rule to cause any such proceeding to be brought and heard in any other location.  The Parties consent to jurisdiction The State of Nevada in any civil action or other legal proceeding arising out of or relating to this Agreement.

23.   ENTIRE AGREEMENT

This Agreement and the Schedules attached hereto set forth the full Agreement of the Parties with respect to the subject matter hereof, and supersede any prior Agreement or understanding.

IN WITNESS WHEREOF, each of the Parties have executed this Agreement in duplicate, or caused this Agreement to be executed in duplicate by a duly authorized officer, as of the effective date above written.

	Sky Data PLL OU,	SKY:	Spectral Capital Corp.
By:	/s/ Vladimir Ivanov	By:	/s/ Jenifer Osterwalder
Name:	Vladimir Ivanov	Name:	Jenifer Osterwalder
Title:	President / Director	Title:	Director

SCC	SKY

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